TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (“Agreement”) is made and entered into effective as of June 16, 2021, by and among IT’SUGAR LLC, a Delaware limited liability company (“IT’Sugar”), IT’SUGAR ATLANTIC CITY LLC, a Delaware limited liability company (“Atlantic City”), IT’SUGAR FLGC LLC, a Florida limited liability company (“FLGC”), IT’SUGAR FL I LLC, a Delaware limited liability company (“FLI”, and together with IT’Sugar, Atlantic City and FLGC, collectively, the “Borrowers”, and, each, a “Borrower”) and SHL HOLDINGS, INC., a Florida corporation (“Lender”).

RECITALS

WHEREAS, IT’Sugar was indebted to Bank of America N.A. (“Bank”) as evidenced by that certain Credit Agreement dated August 24, 2018, and First Amendment thereto dated February 28, 2020, by and between IT’Sugar and Bank (as so amended, the “Prepetition Credit Agreement”), evidencing a revolving line of credit in the principal amount of $6,000,000;

WHEREAS, on April 7, 2020, the Bank’s rights under the Prepetition Credit Agreement were assigned without recourse to the SHL pursuant to a Loan Sale and Assignment Agreement and by reason thereof Lender is the holder of such Prepetition Credit Agreement and related loan documents and has all the rights and obligations of the Bank thereunder;

WHEREAS,  on September 22, 2020, each of the Borrowers filed petitions for relief under Chapter 11of the Bankruptcy Code in the United States Bankruptcy Court, Southern District of Florida (the “Bankruptcy Court”) styled as follows: (1) In re IT’Sugar FI I, LLC, Case No. 20-20259-RAM (2) IT’Sugar, LLC, Case No. 20-20261-RAM, (3) IT’Sugar Atlantic City, LLC, Case No. 20-20263-RAM and (4) IT’Sugar FLGC, LLC, Case No. 20-20264-RAM (collectively, the “Bankruptcy Cases”);

WHEREAS, in connection with the Bankruptcy Cases, each of the Borrowers requested that Lender extend financing to the Borrowers to facilitate its respective reorganization;

WHEREAS, on or about October 13, 2020, Borrowers and Lender entered into that certain Loan and Security Agreement (the “Existing DIP Facility Agreement”, and, together with the Prepetition Credit Agreement, collectively, the “Existing Loan Agreements”), pursuant to which Lender provided to Borrowers a loan in the aggregate principal amount of $4,000,000;

WHEREAS,  on April 20, 2021, Borrowers filed that certain Plan of Reorganization for It’Sugar FL I LLC, It’Sugar LLC, It’Sugar Atlantic City LLC and It’Sugar FLGC LLC in the Bankruptcy Cases (the “Plan of Reorganization”) proposing to reorganize their financial affairs and exit bankruptcy;

WHEREAS, as agreed by the Lender and pursuant to the Plan of Reorganization, and as approved by the order entered by the Bankruptcy Court confirming the Plan of Reorganization (the “Confirmation Order”), (a) (i) the loans under the Existing Loan Agreements will be refinanced by the Loan made pursuant to this Agreement, (ii) the Prepetition Credit Agreement will be superseded and replaced in its entirety by this Agreement, and (iii) the Existing DIP Facility Agreement, except for those provisions contained therein which relate to the grant of a security interest to Lender and all of Lender’s rights and remedies with respect thereto, will be superseded and replaced in its entirety by this Agreement, and (b) Lender will increase the amount of the Loan to Borrowers hereunder by an additional $3,000,000, for an aggregate principal amount of $13,000,000 to be outstanding post-confirmation of the Plan of Reorganization;

NOW, THEREFORE, in consideration of the mutual benefits hereunder accruing to each of the parties, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual performance of this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference as if set forth in their entirety.
1.02 Additional Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:
(a) “Business Day” means any day other than a Saturday or Sunday or day on which national banks in Florida are authorized or required to be closed.
(b) “Collateral” has the meaning set forth in the Security Agreement.

(c) “DACA” means that certain Deposit Account Control Agreement, dated as of the date hereof, by and among Borrowers, Lender and Bank of America, N.A. (the “Depository Bank”) substantially in the form of Exhibit C attached hereto.

(d) “Indebtedness” means, without duplication, indebtedness for money borrowed, whether or not evidenced by notes, bonds, debentures or similar obligations and any guarantees with respect thereto.
(e) “Lien” means any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, judicial process or otherwise.

(f) “Loan Documents” means this Agreement, the Term Note, the Security Agreement, the DACA and any and all other agreements, instruments and documents heretofore, now or hereafter executed or delivered by or on behalf of the Borrowers with respect to this Agreement or the transactions contemplated by this Agreement, as each may be amended, modified or restated from time to time.

(g) “Obligations” means the obligations and indebtedness of the Borrowers to the Lender under this Agreement or under any other Loan Document.

(h) “Person” means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

(i) “Security Agreement” means that certain Security Agreement, dated as of the date hereof, made by the Borrowers in favor of the Lender, substantially in the form of Exhibit B attached hereto.

1.03 Other Definitional Terms.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule, exhibit and like references are references to this Agreement unless otherwise specified. The meanings of defined terms are equally applicable to the singular and plural forms of such terms.

ARTICLE II LOAN

2.01 Amount.  On the terms and subject to the conditions of this Agreement, Lender agrees to make a term loan to Borrowers in the sum of Thirteen Million NO/100 Dollars ($13,000,000.00) (the “Loan”).  Amounts borrowed under the Loan and repaid or prepaid may not be reborrowed. Lender will make the Loan available to Borrower in one advance upon satisfaction of all conditions set forth herein.   The proceeds of the Loan shall be used by the Borrower (a) to repay the existing loans made by Lender pursuant to the Existing Loan Agreements, and (b) in accordance with the Plan of Reorganization.

2.02 Term Note.  The obligations of the Borrowers to repay the Loan shall be evidenced by a term loan promissory note substantially in the form of Exhibit A attached hereto (the “Term Note”).  The Term Note shall (a) be dated the Effective Date (as hereinafter defined), (b) be stated to mature on April 1, 2025 (the “Term Loan Maturity Date”) and (c) be payable as to principal and interest as set forth in Sections 2.03 and 2.04.

2.03 Interest.  The principal sum outstanding from time to time under the Term Note shall bear interest from the Effective Date at the fixed rate equal to five percent (5%) per annum (“Interest Rate”).  All computations of interest shall be made by the Lender on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

2.04 Repayment of the Loan.  The entire unpaid principal amount of the Loan shall be due and payable on the Term Loan Maturity Date.  The Loan shall be repaid as follows:  (a) monthly payments of interest at the Interest Rate shall be due and payable on the first day of each month, commencing on August  1, 2021 and continuing to and including December  1, 2021, and (b) monthly payments of principal in the amount of Three Hundred Twenty-Five Thousand and No/100 ($325,000) plus accrued interest shall be due and payable on the first day of each month, commencing on January 1, 2022 and continuing to and including the Term Loan Maturity Date.  On the Term Loan Maturity Date, the entire outstanding principal balance plus accrued interest plus all other amounts due under this Agreement and the Term Note shall be due and payable.   Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in United States dollars.

2.05 Default Interest Rate; Late Fee.  During the occurrence and continuance of an Event of Default, the Loan and all other outstanding Obligations hereunder shall bear interest, at an interest rate per annum equal at all times to two percent (2%) above the Interest Rate in effect (but in no event in excess of the maximum interest rate permitted by applicable law) (the “Default Interest Rate”).   If any payment of interest or principal due under this Agreement is not made within five (5) days after such payment is due in accordance with the terms hereof (other than the payment of principal and/or interest due on the Term Loan Maturity Date or the earlier acceleration of the Loan), then, in addition to the payment of the amount so due, the Borrowers shall pay to the Lender a “late charge” of five cents ($0.05) for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. The Borrowers agree that the damages to be sustained by the Lender for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents ($0.05) for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

2.06 Voluntary Prepayments. The Borrowers may at any time, upon prior written notice to the Lender, prepay the Loan and accrued interest thereon in whole or in part without penalty or premium.
ARTICLE III

CONDITIONS OF LENDING

3.01 Conditions to Effectiveness.  This Agreement and the obligations of the Lender to make the Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived by Lender (the “Effective Date”):

(a) The Lender shall have received from Borrowers the following:  (i) a counterpart of this Agreement, duly executed by each of the Borrowers; (ii) the Term Note, duly executed by each of the Borrowers; (iii) a counterpart of the Security Agreement, duly executed by each of the Borrowers; (iv) a counterpart of the DACA, duly executed by each of the Borrowers and the Depository Bank; and (v) duly executed copies of each of the other Loan Documents and such other documents, certificates, instruments and agreements as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents;

(b) The Lender shall have received a certificate of an authorized officer of each of the Borrowers attaching (i) a copy of such Borrower’s limited liability company agreement; (ii) resolutions of each Borrower authorizing the execution and delivery of each Loan Document, the borrowings hereunder and the performance by such Borrower of its obligations set forth under the Loan Documents; (ii) a certificate of good standing or active statute as to each Borrower issued by the Delaware Department of State or Florida Department of State, as applicable; (iv) a certified copy of the Certificate of Formation or Articles of Organization of each Borrower issued by the Delaware Department of State or Florida Department of State, as applicable; and (v) certificate of incumbency of the authorized officers of each Borrower;

(c) The Confirmation Order shall be entered and in full force and effect and shall not have been appealed, stayed, reversed, vacated or otherwise modified (or subject to a motion seeking any of the foregoing) a copy of the Confirmation Order approved and signed by the Bankruptcy Court authorizing the Plan of Reorganization, this Loan and the transactions contemplated by this Agreement;

(d) All documents executed in connection with the implementation of the Plan of Reorganization shall be in accordance with the Plan of Reorganization and in form and substance reasonably satisfactory to Lender, the Effective Date of the Plan of Reorganization shall have occurred, and the Plan of Reorganization shall have been substantially consummated;

(e) Except as otherwise provided in the Plan of Reorganization, all Indebtedness of the Borrowers shall have been discharged or subordinated to the Indebtedness to the Lender under this Agreement on terms and conditions satisfactory to Lender;

(f) The Lender shall have received certificates of insurance evidencing compliance with the insurance requirements provided in Section 5.06 and certificates of endorsement naming the Lender as an additional beneficiary under such insurance policies.

(g) The Lender shall have received all Uniform Commercial Code financing statements required by the Loan Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral described therein, prior and superior in right to any other Person, and such financing statements shall be in proper form for filing, registration or recordation.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to Lender (which representations and warranties will survive the delivery of the Term Note and shall continue so long as any Obligations remain outstanding under the Term Note, under this Agreement or under any other Loan Document) that:

4.01 Organization.  Each of IT’Sugar, Atlantic City and FLI is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, and has the limited liability company power to own its property and assets and to transact the business in which it is engaged.   FLGC is a limited liability company, duly organized and validly existing under the laws of the State of Florida and its status is active, and it has the limited liability company power to own its property and assets and to transact the business in which it is engaged. Each of the Borrowers is duly qualified to do business as a foreign limited liability partnership in each jurisdiction in which the nature of the business conducted by such Borrower requires such qualification.

4.02 Authority; Enforceability.  Each Borrower has the full limited liability company power and authority to execute and deliver this Agreement and the other Loan Documents to which such Borrower is a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Loan Documents have been duly executed and delivered by each Borrower and constitute the legal, valid and binding agreement of such Borrower enforceable against such Borrower in accordance with the terms thereof.

4.03 No Violation or Conflict. The execution, delivery and performance by Borrowers of this Agreement and the Loan Documents and the consummation by Borrowers of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of law, rule or regulation, or any writ, order, judgment or decree of any court or governmental or regulatory agency or authority; (b) violate or conflict with the organizational documents of such Borrower; or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent or notice under, or result in the creation of any Lien upon any property or asset of Borrowers (other than in favor of Lender) pursuant to any instrument or agreement to which any Borrower is a party or by which any Borrower or its properties or assets may be bound or affected.

4.04 Litigation.  Other than the Bankruptcy Cases, there are no actions, suits or proceedings pending or, to the knowledge of Borrowers, threatened, or any basis therefor, against or affecting Borrowers or the Collateral at law or in equity, in any court or before any governmental department or agency.

4.05 Compliance with Laws.  Each Borrower is in compliance with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operation of the real and personal property owned or leased by such Borrower in the conduct of its business.   Neither the execution and delivery of this Agreement and the other Loan Documents, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will violate any provision of law or of any applicable regulation, rule, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality.

4.06 Security Interest. The Security Agreement creates, as security for the Loan and the Borrowers’ other obligations hereunder and under the other Loan Documents, a valid and enforceable Lien on, and, upon filing the financing statements required thereby, such Lien will constitute a perfected security interest in, all Collateral in favor of the Lender, prior to the rights and Liens of all third Persons.

4.07 Taxes.  Each Borrower has duly filed or caused to be filed all federal, state, local and other tax returns required by applicable law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable.

ARTICLE V AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that during the term of this Agreement and until all of the Obligations shall have been paid in full and all other obligations incurred hereunder and thereunder are fully performed, Borrower will duly perform and observe each and all of the covenants and agreements hereinafter set forth:

5.01 Books and Records. Maintain proper books and records, and account for financial transactions in accordance with generally accepted accounting practices, consistently applied, and 6 permit Lender’s officers and/or its authorized representatives or accountants to visit and inspect each Borrower’s offices and properties, examine its books and records, and discuss its accounts and business with its respective officers, employees, accountants and auditors, all at reasonable times upon reasonable notice.

5.02 Financial Reporting. Furnish to the Lender:

(a) As soon as available, but in any event not later than sixty (60) days calendar days after the close of each fiscal year-end, annual consolidated financial statements of the Borrowers, prepared in accordance with generally accepted accounting principles (“GAAP”), which statements shall be audited and reported by a certified public accountant acceptable to Lender, together with such other  information regarding such Borrower’s financial condition, results of operations and cash flows as the Lender may reasonably request.

(b) As soon as available, but in any event not later than the earlier of (i) eight (8) business days and (ii) ten (10) calendar days after the end of each fiscal quarter of each fiscal year of the Borrowers, unaudited financial statements prepared in accordance with GAAP, for such quarter and for the period from the beginning of the applicable fiscal year to the close of such quarter.

(c) Federal income tax returns for such Borrower as soon as available, but not later than May 1st of each year, or, if extensions are filed, then copies of the extension requests by May 1st of each year and a copy of the tax returns by August 1st of each year.

(d) Such other financial and other information pertaining to Borrowers as Lender may reasonably request from time to time.

5.03 Further Assurances.  Take any and all such other actions as the Lender may from time to time reasonably deem necessary or proper in connection with this Agreement and with the obligations of the Borrowers hereunder and under the other Loan Documents.

5.04 Borrower Existence. Preserve and maintain in full force and effect each Borrower’s existence, rights, privileges and franchises.

5.05 Payment of Debts, Taxes and Claims.  Promptly pay and discharge prior to delinquency all debts, accounts, liabilities, taxes, assessments and other governmental charges or levies imposed upon, or due from, Borrowers, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon any of its property or the Collateral, except that nothing herein contained shall be interpreted to require the payment of any such debt, account, liability, tax, assessment or charge so long as its validity is being contested in good faith by appropriate legal proceedings and against which, if requested by Lender, reserves satisfactory to Lender have been made therefor.

5.06 Insurance. Maintain the following insurance policies:

(a) General Business Insurance.  To maintain satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for such Borrower’s business. Each policy shall include a cancellation clause in favor of the Lender.

(b) Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the Collateral. Each insurance policy must be in an amount acceptable to the Lender. The insurance must be issued by an insurance company acceptable to the Lender and must include a lender’s loss payable endorsement in favor of the Lender in a form acceptable to the Lender.

(c) Evidence of Insurance. Upon the request of the Lender, to deliver to the Lender a copy of each insurance policy, or, if permitted by the Lender, a certificate of insurance listing all insurance in force.

(d) Changes to Insurance. To the extent the Lender requires changes in the insurance coverage required hereunder after the date hereof, the Borrowers shall have ten (10) business days from the date of the Lender’s written notice of such changes to provide evidence of its compliance with such required coverage.

5.07 Compliance with Laws.  Comply with all laws, regulations and governmental requirements applicable to the Borrowers or to the business or any property of the Borrowers (including environmental laws).

5.08 Property Maintenance.  Keep all Collateral in good repair, working order, and condition and from time to time make any necessary and proper repairs, renewals, replacements, extensions, additions, and improvements thereto so that the business of Borrowers will be conducted at all times in accordance with prudent business management.

5.09 Litigation; Adverse Events.  Notify Lender immediately in writing of the commencement of any material action, suit, proceeding or investigation against any Borrower, or the making of any counterclaim against any Borrower and of all Liens against any of Borrowers’ property and promptly advise Lender in writing of any other condition, event or act which comes to Borrower’s attention that would or might prejudice Lender’s rights under this Agreement or the Loan Documents.

5.10 Notification.  Notify Lender immediately in writing if it becomes aware of the occurrence of any Event of Default or of any fact, condition, or event that, only with the giving of notice or passage of time or both, would become an Event of Default, or if it becomes aware of a material adverse change in the business, prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization or the appointment of a receiver or trustee of Borrowers), or results of operations of any Borrower, or the failure of any Borrower to observe any of its undertakings under the Loan Documents.

5.11 Use of Proceeds.  Use the proceeds of the Loan solely to repay the existing loans made by Lender pursuant to the Existing Loan Agreements, and to repay creditors of the Borrowers in accordance with the Plan of Reorganization.

5.12 Leases. Pay when due all rents and other amounts payable under any lease agreement to which any Borrower is a party.
ARTICLE VI NEGATIVE COVENANTS

Each Borrower covenants and agrees that during the term of this Agreement and until all of the Obligations shall have been paid in full and all other obligations incurred hereunder and thereunder are fully performed, no Borrower shall, without the prior written consent of Lender:

6.01 Liens.  Contract, create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, except such Liens for taxes not in default or being contested in good faith, and except such other Liens disclosed in writing, and acceptable, to Lender.

6.02 Indebtedness. Incur, assume or suffer to exist any Indebtedness, except for Indebtedness of Borrowers under this Agreement or the other Loan Documents.
6.03 Guarantees. Be or become liable in respect of any guarantee, pledge or endorsement of any kind whatsoever.

6.04 Liquidation; Sale of Assets; Merger or Acquisition; Subsidiaries.  (a) Wind up, liquidate or dissolve its affairs; (b) convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property or assets; (c) merge with any Person or acquire the assets of any Person; or (d) form any direct or indirect subsidiary of any Borrower.

6.05 Other Fundamental Changes.  (a) Modify, amend, amend and restate, or otherwise supplement any Borrower’s organizational documents; (b) make any material change in the management or control of any Borrower; (c) the accounting basis upon which Borrowers’ financial statements are prepared; (d) change the tax filing elections that any Borrower has under the Internal Revenue Code; and (e) change any Borrower’s name, state of organization or organizational identity; provided, that with respect to this clause (e) any Borrower may change its name, state or organization or organizational identity upon at least fifteen (15) Business Days prior written notice to Lender of such change.

6.06 Conduct of Business. Materially alter the character in which any Borrower conducts its business or the location of such business or the nature of such business conducted at the date hereof.
6.07 Distributions. Pay any distributions to members if an Event of Default exists or would result therefrom.

6.08 Restricted Payments.  Declare or make, or agree to declare or make, directly or indirectly, any dividend or other distribution (whether in cash, securities or other property) with respect to any membership interest in any Borrower, or to incur any obligation (contingent or otherwise) to do so, except, as long as there is no Event of Default immediately before and after giving effect to any such payment and no Event of Default would result therefrom, for the payment of a cash dividend or distribution to such Borrower’s members.
ARTICLE VII DEFAULT
7.01 Events of Default. The occurrence of one or more of the following events shall constitute a default by Borrowers hereunder (each, an “Event of Default”):
(a) The Borrowers’ failure to pay any installment of interest or principal on the Term Note or any other amount provided for herein or therein later than five days after the date thereof;

(b) Any representation or warranty made by Borrowers herein or in any writing furnished in connection with or pursuant to this Agreement or the Loan Documents shall prove to be false or incorrect in any material respect as of the date on which it is made;

(c) Borrowers shall fail to perform or observe any covenant or agreement contained in Articles V and VI or any other term, covenant agreement or condition contained in this Agreement, the Note, the Security Agreement or any of the other Loan Documents on their part to be performed or observed and, to the extent curable, any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrowers by the Lender;

(d) If a final judgment or order (not subject to appeal) for the payment of money in excess of $25,000, which is not covered by insurance, is rendered against any of the Borrowers and such judgment or order shall continue unsatisfied and in effect for a period of thirty (30) days after the expiration of any time period for appeal;

(e) If any of the Borrowers fails to perform or observe any other obligation or condition with respect to any such other Indebtedness, exceeding $10,000 in principal amount, if as a result of such failure the holder of such Indebtedness, or any trustee or agent for such holders, has accelerated or otherwise caused such Indebtedness to become due and payable prior to its stated maturity, but only if such Borrower fails to pay such then-matured Indebtedness within thirty (30) days after it has matured.

(f) If any of the Borrowers becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness to pay its debts as they become due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any of the Borrowers under the Bankruptcy Code or otherwise, seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors seeking appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and such proceeding (unless instituted or consented to by the Borrowers) shall not be dismissed within sixty (60) days; or any of the Borrowers shall take any action to authorize any of the actions set forth in this Subsection (f);

(g) If the Lender’s security interest in the Collateral ceases to be perfected or ceases to have priority over all other perfected security interests in the Collateral.

(h) If an event of default occurs and is continuing under any other agreement between any of the Borrowers and the Lender or any affiliate of the Lender, but only if such other event of default could reasonably be expected to impair the Borrowers’ ability to repay the Loan.

7.02 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Lender may pursue any or all of the following remedies:

(a) The Lender may declare the unpaid principal amount of the Term Note, all interest thereon and all other amounts payable under this Agreement, the Term Note and the other Loan Documents, to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are, to the extent permitted by applicable law, hereby expressly waived by the Borrowers.

(b) The Lender shall have and may exercise all of its rights and remedies available at law under this Agreement, the Term Note, the Security Agreement or any of the other Loan Documents, or otherwise available to the Lender.

(c) The Bank may thereafter charge and collect interest at the Default Interest Rate as provided in Section 2.05.

(d) The Bank, in its sole discretion, may determine the order of application of payments or other sums received, including, without limitation, proceeds of Collateral, from any source, to the Indebtedness of the Borrowers hereunder.

7.03 Automatic Remedies for Bankruptcy Default.  .  If any Event of Default described in Section 7.01(f) shall occur, the unpaid principal amount of the Term Note, all interest thereon and all other amounts payable under this Agreement, the Term Note and the other Loan Documents shall become immediately due and payable, all without presentment, demand, protest or notice of any kind.

7.04 Expenses of Collection.  All reasonable costs, expenses and liabilities incurred by Lender in collecting or attempting to collect on the Term Note, including costs and expenses incurred in proposing or selling or otherwise deriving upon any security, and all reasonable attorneys’ fees in connection with such matters, shall constitute a demand obligation of Borrowers.

7.05 Waiver.  Any waiver of an Event of Default by Lender shall not extend to or affect any subsequent Event of Default.  No failure or delay by Lender in exercising any right hereunder shall operate as a waiver, nor shall any single or partial exercise of any right preclude the exercise of any other right hereunder.

ARTICLE VIII MISCELLANEOUS
8.01 Notices. All notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be delivered personally or sent by certified 11

United States mail, return receipt requested, postage prepaid, sent by facsimile, or sent by nationally recognized overnight courier service with guaranteed next day delivery, in each case, to the parties hereto at the names, addresses and numbers set forth on the signature page hereto (or at such other addresses or numbers as shall be specified by the parties hereto by like notice). Such notices, requests, demands and other communications shall be deemed given when actually received, or (a) in the case of delivery by nationally recognized overnight courier service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of certified United States mail, return receipt requested, postage prepaid, five (5) days after deposit in the United States mail or (c) in the case of facsimile, upon receipt by the sender of a confirmation report for the number designated on the signature page hereto.

8.02 Waivers.  No failure or delay on the part of the Lender in exercising any right, power or privilege under this Agreement, the Term Note, the Security Agreement or any other Loan Document, and no course of dealing between the Borrowers and the Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.  No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to any other or further action in any circumstances without notice or demand.

8.03 Payment of Expenses. The Borrowers agree, whether or not the transactions hereby contemplated shall be consummated, upon demand, to pay to the Lender and save the Lender harmless against liability for the payment of all reasonable out-of-pocket expenses arising in connection with any modification of, or any consent or waiver under, this Agreement, the Term Note, the Security Agreement and the other Loan Documents and enforcement of, or the preservation of any rights under, this Agreement, the Term Note, the Security Agreement and the other Loan Documents, including, without limitation, documentary stamp taxes payable in connection with the Notes or otherwise in connection with any transactions under this Agreement.

8.04 Survival of Representations, Warranties and Covenants.  All representations and warranties and covenants made in this Agreement shall survive the making of the Loan and shall continue in full force and effect so long as the Loan is unpaid or any obligation hereunder is outstanding.

8.05 Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Borrowers and the Lender and their permitted successors and assigns.  The Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lender.

8.06 Entire Agreement; Amendment.  This Agreement and any schedules and exhibits hereto or thereto, contain every obligation and understanding between the parties relating to the subject hereof and supersedes all prior discussions, negotiations and agreements between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided herein.  This Agreement may be modified or amended only by a written instrument executed by the parties.

8.07 Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

8.08 Severability of Provisions.  Any provision of this Agreement, the Term Note, the Security Agreement or the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

8.09 Governing Law.  This Agreement and the rights and obligations of the parties hereunder and under the Term Note, the Security Agreement and the other Loan Documents shall be construed in accordance with and be governed by the laws of the State of Florida applicable to agreements made and to be performed entirely within the State of Florida.

8.10 WAIVER OF JURY TRIAL. THE LENDER AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN, THE OBLIGATIONS, THIS AGREEMENT, THE TERM NOTE, THE SECURITY AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF EITHER PARTY.  THIS SECTION 8.11 IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT.

8.11 Counterpart Agreements.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

8.12 Indemnity.  Borrowers agree to, jointly and severally, pay, indemnify, and hold Lender and its affiliates harmless from, and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including, without limitation, counsel and special counsel fees and disbursements in connection with any litigation, investigation, hearing, or other proceeding) with respect, or in any way related, to the existence, execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Document, except such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that arise out of or result from Lender’s gross negligence or willful misconduct.  The provisions of this Section shall survive repayment of the Loan.

Existing Loan Agreements Superseded.  This Agreement amends, modifies, supersedes and replaces in its entirety (a) the Prepetition Credit Agreement, and (b) the Existing DIP Facility Agreement, except for those provisions contained therein which relate to the grant of a security interest to Lender and all of Lender’s rights and remedies with respect thereto.  All loans outstanding under either Existing Loan Agreement on the date of this Agreement shall be deemed to have been made pursuant to this Agreement and the other Loan Documents which shall hereafter govern and control for all purposes.
8.13 Joint and Several Liability of Borrowers.

(a) The obligations of the Borrowers hereunder shall be joint and several, shall be absolute and unconditional and shall remain in full force and effect until all Obligations shall have been paid and, until such payment has been made, shall not be discharged, affected, modified or impaired upon the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of any of the undersigned:  (a) the waiver, compromise, indulgence, settlement, release, termination, modification or amendment (including, without limitation, any extension or postponement of the time for payment or performance or renewal or refinancing) of any or all of the obligations, covenants or agreements of any of the Borrowers under this the Agreement, the Term Note or any other Loan Document; (b) the failure to give notice to any or all of the Borrowers of the occurrence of a default under the terms and provisions of this Agreement, the Term Note or any other Loan Document; (c) the release, substitution or exchange by the Lender of any security held by it for the payment of any amount due pursuant to the Term Note or any other Loan Document (whether with or without consideration) or the acceptance by the Lender of any additional security for such payments or the availability or claimed availability of any other security, collateral or source of repayment; (d) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting any or all of the undersigned or any other person or entity who, or any of whose property, shall at the time in question be obligated in respect of the debt evidenced by the Term Note or any part thereof; (e) any failure, omission, delay or neglect by the Lender in enforcing, asserting or exercising any right, power or remedy under this Agreement, the Term Note, any other Loan Document, or at law or in equity; (f) the release of any Person primarily or secondarily liable for all or any part of the debt evidenced by the Term Note; (g) any non-perfection or other impairment of any security; (h) any assignment or transfer by the Lender of all or any interest in this Agreement or the Term Note; (i) the invalidity or unenforceability of any term or provision in this Agreement, the Term Note or any other Loan Document; (j) any merger, consolidation, conversion or re-domestication involving any of the Borrowers, any sale, assignment, transfer, conveyance or issuance of any stock, partnership, membership or other equity interest by any of the Borrowers or any sale, transfer or conveyance by any of the undersigned or any other Person of all or any part of such Person’s interest in any of the Borrowers or any affiliate of any of the Borrowers; or (k) to the extent permitted by law, any event or action that would, in the absence of this clause, result in the release or discharge of any or all of the Borrowers from the performance or observance of any obligation, covenant or agreement contained in this Agreement.  Without limiting the foregoing, it is the intention of the parties that any modification, limitation, or discharge of the obligations of any of the Borrowers arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law shall not affect, modify, limit or discharge the liability of any other co-maker in any manner whatsoever, and this Agreement, the Term Note and the other Loan Documents shall remain and continue in full force and effect and shall be enforceable against such Borrower to the same extent and with the same force and effect as if any such proceedings had not been instituted; and all other Borrowers shall be jointly and severally liable to the Lender under this Agreement, the Term Note and the other Loan Documents for the full amount payable hereunder irrespective of any modification, limitation, or discharge of the liability of any co-maker that may result from any such proceeding.  The obligations of the Borrowers to the Lender pursuant hereto include and apply to any payment or payments received by the Lender on account of the liabilities evidenced hereby, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be paid to a trustee, receiver, or any other Person under any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar law, common law or equitable doctrine.  If any action or proceeding seeking such repayment is pending or, in the Lender’s sole judgment, threatened, this Agreement, the Term Note and any security interest therefor shall remain in full force and effect notwithstanding that one or more of the Borrowers may not then be obligated to the Lender.  The joint and several obligations of the Borrowers to the Lender and this Agreement, the Term Note, and any security therefor, shall remain in full force and effect (or be reinstated) until the Lender has received payment in full of all Obligations payable to it pursuant to this Agreement, the Term Note, and any other Loan Document and the expiration of any applicable preference or similar period pursuant to any bankruptcy, insolvency, reorganization, moratorium or similar law, or at law or equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by the Lender.

(b) The Borrowers expressly agree that the Lender shall not be required first to institute any suit or to exhaust its remedies against any of the Borrowers or any other Person to become liable hereunder or against any Collateral or security for the Loan evidenced hereby, in order to enforce this Agreement and the Term Note; and expressly agree that, notwithstanding the occurrence of any of the foregoing, the Borrowers shall be and remain, directly and primarily liable for all Obligations due under this Agreement, the Term Note and under the Loan Documents.  Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Obligations and each Borrower agrees that Lender shall not have any duty to advise such Borrower of information known to Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine.  If Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

(c) All rights and claims of each of the Borrowers against any other of the Borrowers or the property of any other of the Borrowers now or hereafter existing (collectively, the “Borrower Claims”) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations.  Until such Obligations have been paid in full, and Borrowers have performed all of their Obligations, none of the Borrowers shall receive or collect, directly or indirectly, from any other of the Borrowers or any other party any payment upon any Borrower Claim nor seek to realize upon any collateral securing any such Borrower Claim.  Notwithstanding the foregoing, if any of the Borrowers shall receive any such payment, such Borrowers shall hold such payment in trust for the Lender and shall have absolutely no rights in or to such payment except to deliver it promptly to the Lender, and each of the Borrowers hereby covenants to do so.  None of the Borrowers will assert any right to which it may be or become entitled, whether by subrogation, contribution or otherwise, against any other of the Borrowers or against the property of any other of the Borrowers by reason of the performance by such party of its obligations under this Agreement, except after performance and payment in full of the Term Note and any other Loan Documents.

(d) Lender is hereby authorized, without notice or demand and without affecting the liability of any Borrower under this Agreement, the Term Note or any other Loan Documents, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Borrower’s Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to the Lender; (ii) accept partial payments on a Borrower’s Obligations; (iii) take and hold security or collateral for the payment of a Borrower’s Obligations hereunder or for the payment of any guaranties of a Borrower’s Obligations or other liabilities of a Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as the Lender, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Borrower’s Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers.  The Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower’s Obligations as the Lender shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Borrowers.

(e) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of Borrowers and the liens and security interests granted by Borrowers to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below).  Consequently, Lender and Borrowers agree that if the Obligations of a Borrower, or any liens or security interests granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended (the “Bankruptcy Code”) or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

By:/s/ Jeffrey Rubin
BORROWERS:
IT’SUGAR LLC, a Delaware limited liability company	IT’SUGAR Atlantic City LLC, a Delaware limited liability company

By:/s/ Jeffrey Rubin Name: Jeffrey Rubin Title: Chief Executive Officer	By:/s/ Jeffrey Rubin Name: Jeffrey Rubin Title: Chief Executive Officer
Address: 4960 Conference Way North Suite 100 Boca Raton, FL 33431	Address: 4960 Conference Way North Suite 100 Boca Raton, FL 33431

IT’SUGAR FLGC LLC, a Florida limited liability company	IT’SUGAR FL I LLC, a Delaware limited liability company

By:/s/ Jeffrey Rubin Name: Jeffrey Rubin Title: Chief Executive Officer	By:/s/ Jeffrey Rubin Name: Jeffrey Rubin Title: Chief Executive Officer
Address: 4960 Conference Way North Suite 100 Boca Raton, FL 33431	Address: 19575 Biscayne Boulevard Suite #115 Aventura, FL 33180

LENDER:
SHL Holdings, Inc., a Florida corporation

By:/s/ Kristen Uebrig Name: Kirsten Uebrig Title: President
Address: 201 East Las Olas Boulevard Suite 1900 Ft. Lauderdale, FL 33301

EXHIBIT A

Term Note

$13,000,000June 16, 2021

FOR VALUE RECEIVED, the undersigned, IT’SUGAR LLC, a Delaware limited liability company (“IT’Sugar”), IT’SUGAR ATLANTIC CITY LLC, a Delaware limited liability company (“Atlantic City”), IT’SUGAR FLGC LLC, a Florida limited liability company (“FLGC”), IT’SUGAR FL I LLC, a Delaware limited liability company (“FLI”, and together with IT’Sugar, Atlantic City and FLGC, collectively, the “Borrowers”, and, each, a “Borrower”), jointly and severally, promise to pay to the order of SHL HOLDINGS, INC., a Florida corporation (“Lender”), the principal sum of Thirteen Million and No/100 ($13,000,000.00), which the Lender loaned to the Borrowers pursuant to the Term Loan Agreement dated as June 16, 2021,  by and among the Borrowers and the Lender (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), together with interest thereon at a fixed rate per annum equal to five percent (5%), in each case, payable at the times and in the amounts set forth in the Loan Agreement.

The Borrowers further promise to pay interest on the unpaid principal amount of the Term Loan (as defined in the Loan Agreement) from the date of such Term Loan until such Term Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Loan Agreement.  Payments of both principal and interest shall be made in lawful money of the United States of America.

This Note (this “Note”) shall be governed by the laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

This Note is the  “Term Note” described in the Loan Agreement and has been issued pursuant to the Loan Agreement.

The Borrower waives presentment for payment, demand, protest, notice of dishonor and all other notices in connection with this Note.

EACH OF THE BORROWERS AND, BY ITS ACCEPTANCE OF THIS NOTE, THE LENDER, HERETO  (i) IRREVOCABLY WAIVES THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE, AND (ii) AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE BORROWERS AND, BY ITS ACCEPTANCE OF THIS NOTE, THE LENDER, HERETO AGREE THAT THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IS ALSO WAIVED AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT CHALLENGES, IN WHOLE OR IN PART, THE VALIDITY OR ENFORCEABILITY OF THIS NOTE.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE LENDER TO MAKE THE LOAN EVIDENCED BY THIS NOTE.

Reference to the Loan Agreement is made for a statement of the terms and provisions under which this Note may be required to be prepaid or this Note may be accelerated.

This Note is given in replacement of, amends and restates, consolidates and supersedes: (a) those certain loans made to IT’Sugar, Atlantic City and FLGC under the Prepetition Credit Agreement in the aggregate principal amount of $6,000,000, and (b) that certain Promissory Note, dated October 7, 2020, in the aggregate principal amount of $4,000,000.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed on the day and year first above written.

BORROWERS:
IT’SUGAR LLC, a Delaware limited liability company	IT’SUGAR Atlantic City LLC, a Delaware limited liability company

By:/s/ Jeffrey Rubin Name: Jeffrey Rubin Title: Chief Executive Officer	By:/s/ Jeffrey Rubin Name: Jeffrey Rubin Title: Chief Executive Officer
Address: 4960 Conference Way North Suite 100 Boca Raton, FL 33431	Address: 4960 Conference Way North Suite 100 Boca Raton, FL 33431

IT’SUGAR FLGC LLC, a Florida limited liability company	IT’SUGAR FL I LLC, a Delaware limited liability company

By:/s/ Jeffrey Rubin Name: Jeffrey Rubin Title: Chief Executive Officer	By:/s/ Jeffrey Rubin Name: Jeffrey Rubin Title: Chief Executive Officer
Address: 4960 Conference Way North Suite 100 Boca Raton, FL 33431	Address: 19575 Biscayne Boulevard Suite #115 Aventura, FL 33180